Supplementing the Preliminary Prospectus
Supplement dated March 27, 2020	Filed Pursuant to Rule 433
(To Prospectus dated November 2, 2017)	Registration No. 333-221305

Ecolab Inc.

$250,000,000 4.800% Notes due 2030

Pricing Term Sheet

March 27, 2020

Issuer:	Ecolab Inc.
Type of Offering:	SEC Registered (No. 333-221305)
Trade Date:	March 27, 2020
Settlement Date:	March 31, 2020 (T+2)
Anticipated Ratings*:	Baa1 (positive outlook) by Moody’s Investors Service, Inc. A- (stable outlook) by Standard & Poor’s Rating Services A- (stable outlook) by Fitch Ratings Inc.
Principal Amount**:	$250,000,000
Maturity Date:	March 24, 2030
Coupon:	4.800%
Interest Payment Dates:	March 24 and September 24, commencing September 24, 2020
Price to Public:	109.686%, plus accrued interest from and including March 24, 2020 in the amount of $233,333.33
Benchmark Treasury:	UST 1.500% due February 15, 2030
Benchmark Treasury Price and Yield:	107-08+; 0.736%
Spread to Benchmark Treasury:	+287.5 bps
Yield to Maturity:	3.611%
Make-Whole Call:	T+50 bps
Par Call:	On or after December 24, 2029
CUSIP/ISIN:	278865 BE9 / US278865BE90
Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC MUFG Securities Americas Inc. U.S. Bancorp Investments, Inc.
Co-Managers:	Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC SMBC Nikko Securities America, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** The notes will constitute a further issuance of, and will be consolidated and will form a single series with the $500,000,000 aggregate principal amount of 4.800% notes due 2030 issued on March 24, 2020.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322, Citigroup Global Markets Inc. at 1-800-831-9146, or Goldman Sachs & Co. LLC at 1-866-471-2526.

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